Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES MAY CASH DISTRIBUTION
     DALLAS, Texas, May 18, 2009 — U.S. Trust, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.050173 per unit, payable on June 12, 2009, to unit holders of record on May 29, 2009.
     This month’s distribution increased due primarily to higher oil prices and increased production due to market demand. This would primarily reflect production for the month of March.
     The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 47,543 bbls and 179,146 mcf. The average price for oil was $40.10 per bbl and for gas was $3.63 per mcf. Capital expenditures were approximately $215,518. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
			Oil	Gas
	Oil (bbls)	Gas (mcf)	(per bbl)	(per mcf)
Current Month	47,543	179,146	$40.10	$3.63

Prior Month	38,277	136,619	$31.76	$4.18
     Effective June 1, 2009, American Stock Transfer & Trust Company (“AST”) will serve as the new transfer agent and registrar for Permian Basin Royalty Trust. Beginning June 1st, unitholders with registered ownership accounts can contact AST with questions relating to transfers of ownership and instruction, a change of address, direct deposit of distribution checks, and any other account related questions. A dedicated toll free number to call AST will be provided to registered unitholders as soon as it becomes available.
     For additional information, including current financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free — 1.877.228.5085